EXHIBIT 99.1

WEBB INTERACTIVE SERVICES, INC. REPORTS THIRD QUARTER

RESULTS FOR FISCAL 2004

DENVER, CO – (Business Wire) – November 15, 2004 – Webb Interactive Services, Inc. (OTCBB:WEBB), a developer and marketer of real-time communications software and instant messaging (IM) solutions through its 43%-owned subsidiary, Jabber, Inc., today announced financial results for both Webb and Jabber for the third quarter period, ended September 30, 2004.

As a result of a $7.2 million strategic financing transaction in March, 2003, with Intel Capital, Intel’s strategic investing arm, and France Telecom Technology Investissements, the technology investment vehicle of France Telecom, Webb’s ownership stake in Jabber is now reflected as a minority interest of 43%. As such, Webb has ceased consolidating Jabber’s results of operations and financial position with its own, and now reports its investment in Jabber using the equity method of accounting. Jabber’s results of operations and its financial position are reported separately.

For the three months ended September 30, 2004, Webb’s net loss was $295,065, or $0.01 loss per share, compared with a net loss of $854,052, or $0.04 loss per share, reported for the same three month period in 2003. For the nine months ended September 30, 2004, Webb’s net loss was $1,433,970, or $0.06 loss per share, compared with a net loss of $2,845,820, or $0.13 loss per share for the same nine-month period in 2003.

Highlights from Jabber’s fiscal performance for the three and nine month periods ended September 30, 2004 were:

Three Months Ended September 30, 2004:

•	Net revenues more than doubled to $2,010,561 compared to net revenues of $964,324 for the 2003 period;

•	Loss from operations was $35,000 compared to loss from operations of $1.4 million for the 2003 period; and

•	Net loss was $36,000 compared to net loss of $1.4 million for the 2003 period.

Nine Months Ended September 30, 2004:

•	Net revenues increased 37% to $4.2 million compared to net revenues of $3.1 million for the 2003 period;

•	Loss from operations was $1.8 million compared to $3.5 million for the 2003 period; and

•	Net loss was $1.8 million compared to $5.1 million for the 2003 period, which included a $1.6 million non-cash charge booked in connection with the March 2003 financing transaction with Webb, France Telecom and Intel Capital.

FINANCIAL SUMMARY (Unaudited)

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2004	2003	2004	2003
Webb Interactive Services, Inc.
Loss from operations	$(280,672)	$(244,239)	$(667,932)	$(1,778,810)
Net loss	$(295,065)	$(854,052)	$(1,433,970)	$(2,845,820)
Net loss per share, basic and diluted	$(0.01)	$(0.04)	$(0.06)	$(0.13)
Weighted average shares outstanding	25,433,552	22,931,210	25,412,974	22,597,837

Jabber, Inc.
Net revenues	$2,010,561	$964,324	$4,225,476	$3,095,662
Loss from operations	$(35,056)	$(1,412,914)	$(1,783,814)	$(3,450,760)
Net loss	$(36,481)	$(1,417,947)	$(1,785,567)	$(5,063,296)

About Jabber, Inc.

Jabber, Inc. is the developer of Jabber XCP, an XMPP-based commercial software platform for building enterprise- and carrier-grade presence-enabled services and instant messaging systems. Jabber XCP is in use by more than four million licensed users, representing hundreds of organizations worldwide. Jabber, Inc., a Network Computing Magazine “2004 Company to Watch”, counts France Telecom, Hewlett-Packard, EDS, BellSouth, Lehman Brothers, Sony Corporation, CapWIN, Netsize, AT&T, and Juniper Networks amongst its customers. Jabber, Inc.’s investors include France Telecom (NYSE:FTE - News), Intel Capital, Intel’s strategic investing arm, and Webb Interactive Services, Inc. (OTCBB:WEBB - News). Please see www.jabber.com for more information.

XMPP is a real-time communications protocol, which allows people, devices and applications to instantly communicate and exchange streaming XML data, based upon dynamic presence and availability information. The Jabber Software Foundation (JSF) estimates that there are ten million worldwide users of XMPP with more than 260,000 XMPP-based presence servers downloaded globally. The JSF also notes that its growing user base exceeds that of ICQ’s by several million.

About Webb Interactive Services, Inc.

Webb Interactive Services, located in Denver, Colorado is an investor in Jabber, Inc., a developer of the world’s most widely used open platform for extensible Instant Messaging and presence management applications. Founded by and initially financed by Webb, Jabber’s investors also include France Telecom Technology Investissements and Intel Capital. For more information on the Company, please visit http://www.webb.net.

Business Risks and Forward-Looking Statements

Statements regarding market conditions and Webb’s or Jabber’s business outlook are based largely on current opportunities and are subject to business risks related to the speed with which the market for Jabber’s products develops and the ability to further expand the sales of existing products as well as to up-sell existing customers. Due to Jabber’s limited operating history, we have a limited ability to use its past performance as an indicator of future events.

Sales and earnings trends are also affected by many other factors including, but not limited to, general economic conditions, the availability of external financing and pricing and technology strategies. In light of these risks, there can be no assurance that the forward-looking statements contained in this press release will be realized. The statements made in this press release represent Webb’s views as of the date of this press release, and it should not be assumed that the statements made will remain the same at some future date. Webb does not intend to update these statements and has no duty to any person to effect any such update under any circumstances.

For a further discussion of risks associated with Webb’s business, please see the discussion under the caption “Risk Factors” contained in the company’s Annual Report on Form 10-KSB for the year-ended December 31, 2003, which is on file with the Securities and Exchange Commission, the Company’s Form 10-QSB which will be filed on or around November 15, 2004, and the other reports that have been filed by Webb with the Securities and Exchange Commission and may be accessed through the Company’s website at www.webb.net.